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Exhibit 5.1

[Letterhead of Weil, Gotshal & Manges LLP]

767 Fifth Avenue
New York, NY 10153-0119
+1 212 310 8000 tel
+1 212 310 8007 fax

March 11, 2011

General Growth Properties, Inc.
110 N. Wacker Drive
Chicago, IL 60606

Ladies and Gentlemen:

        We have acted as counsel to General Growth Properties, Inc. (formerly New GGP, Inc.), a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of the Company's Registration Statement on Form S-3 (as amended, the "Registration Statement"), under the Securities Act of 1933, as amended, relating to the Dividend Reinvestment Plan (the "Plan") of the Company. The Plan is voluntary and provides holders of record and beneficial owners of shares of common stock, par value $0.01 per share, of the Company ("common stock") with a method of reinvesting cash dividends in additional shares of common stock.

        In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the amended and restated certificate of incorporation of the Company, filed as Exhibit 3.1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (the "Form 10-K"); (ii) the amended and restated bylaws of the Company, filed as Exhibit 3.2 to the Form 10-K; (iii) the amendment to the amended and restated bylaws of the Company, filed as Exhibit 3.1 to the Company's Current Report on Form 8-K dated February 25, 2011; (iv) the Registration Statement; (v) the prospectus contained within the Registration Statement; (vi) the Plan and (vii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

        In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

        Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the common stock, when issued as contemplated in the Plan and the Registration Statement, will be validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus which is a part of the Registration Statement.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP

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  Exhibit 5.1
[Letterhead of Weil, Gotshal & Manges LLP]